UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-10210

(Check One):

[X] Form 10-K and Form 10-KSB    [ ] Form 11-K    [ ] Form 20-F
                                                  [ ] Form 10-Q and Form 10-QSB

For Period Ended: December 31, 2003

[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period Ended: ________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ______________________

                                     PART I

                             REGISTRANT INFORMATION


                                GOHEALTH.MD, INC.
                             -----------------------
                             Full Name of Registrant

                           666 Fifth Avenue, Suite 302
            --------------------------------------------------------
            Address of Principal Executive Office (Street and Number)


                               New York, NY 10103
                            ------------------------
                            City, State and Zip Code

                                     PART II

                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

Due to a change of legal counsel by the Company, it is unable to complete its Form 10-KSB for the period ended December 31, 2002 without an unreasonable effort and expense.

                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                          David Reichman (212) 554-4111

                      (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

[X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes [X] No

                                GOHEALTH.MD, INC.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2004                   By: /s/ David Reichman
                                           ------------------
                                       David Reichman
                                       CEO, Chairman/Principal Financial Officer
                                       and Director